Exhibit 4.1

FIRST AMENDMENT TO
THE RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made as of May 15, 2014, by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), Corporate Stock Transfer, Inc. (the “Former Rights Agent”), and Direct Transfer LLC (the “Successor Rights Agent”).

WHEREAS, on February 4, 2009, the Company and the Former Rights Agent entered into a Rights Agreement (the “Rights Agreement”), and the Rights Agreement has not been amended since February 4, 2009;

WHEREAS, as of the date hereof, a Distribution Date (as defined in the Rights Agreement) has not occurred and Rights Certificates (as defined in the Rights Agreement) have not been issued;

WHEREAS, the Company desires, with the consent of the Former Rights Agent and the Successor Rights Agent, to change the Rights Agent (as defined in the Rights Agreement) by removing the Former Rights Agent and appointing the Successor Rights Agent;

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Rights Agreement may be supplemented or amended in accordance with the provisions of Section 27; and

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

        SECTION 1. Change of Rights Agent.  Section 21 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Section 21.  Change of Rights Agent.  The Company may remove the Rights Agent at any time upon providing notice to the Rights Agent at the address set forth in Section 26.”

SECTION 2. Removal of Rights Agent. The Company hereby removes the Former Rights Agent from its capacity as Rights Agent for the Rights Agreement as of the date first written above. The Former Rights Agent is hereby relieved of all rights, duties and obligations as Rights Agent pursuant to the Rights Agreement. Hereafter, the Former Rights Agent is no longer a party to the Rights Agreement, as amended hereby.

SECTION 3. Appointment of Rights Agent. The Company hereby appoints the Successor Rights Agent as Rights Agent for the Rights Agreement as of the date first written above. The Successor Rights Agent assumes all rights and obligations as Rights Agent pursuant to the Rights Agreement as of the date first written above, but shall not be liable with respect to any actions taken, suffered or omitted to be taken by the Former Rights Agent, whether incurred through negligence, gross negligence, bad faith, willful misconduct or otherwise.

SECTION 4. References to Rights Agent. Each and every reference in the Rights Agreement, including the exhibits of the Rights Agreement, to “Corporate Stock Transfer, Inc.” is hereby replaced with “Direct Transfer LLC”. Each and every reference to the defined term “Rights Agent” in the Rights Agreement hereafter refers to Direct Transfer LLC.

SECTION 5. Notices.  Section 26 of the Rights Agreement is hereby amended by replacing the address of the Rights Agent, in its entirety, with the following:

Direct Transfer LLC
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560
Attention: Eddie Tobler

SECTION 6. Waiver of Notice. Each party to this Amendment hereby waives any provision of the Rights Agreement requiring advanced written notice of a change in the Rights Agent, an amendment to the Rights Agreement, or any other action taken by this Amendment.

SECTION 7. Capitalized Terms. Capitalized terms used herein and not otherwise defined in this Amendment shall have the respective meanings as used or defined in the Rights Agreement.

SECTION 8. Rights Agreement Otherwise Unamended. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

SECTION 9. Successors. All the provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

SECTION 10. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Former Rights Agent, the Successor Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares and Preferred Shares) any legal or equitable right, remedy or claim pursuant to this Amendment or the Rights Agreement.  This Amendment and the Rights Agreement shall be for the sole and exclusive benefit of the Company, the Former Rights Agent, the Successor Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares and Preferred Shares).

SECTION 11. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

3154879.1

SECTION 12. Execution. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

SECTION 13. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 14. Direction to Rights Agent. By its execution and delivery hereof, the Company hereby directs the Former Rights Agent to execute this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EARTHSTONE ENERGY, INC.

By: /s/ Ray Singleton
       Name: Ray Singleton
       Title: President and Chief Executive Officer

CORPORATE STOCK TRANSFER, INC.

By: /s/ Shari Humpherys
       Name: Shari Humpherys
       Title: Secretary

DIRECT TRANSFER LLC

By: /s/ Eddie Tobler
     Name: Eddie Tobler
     Title: Vice President of Stock Transfer

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